Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Black Knight Financial Services, Inc.:

We consent to the use of our report dated January 26, 2015, with respect to the balance sheet of Black Knight Financial Services, Inc. as of December 31, 2014, and the related statements of operations, stockholder’s equity, and cash flows for the period from October 27, 2014 (date of inception) through December 31, 2014, our report dated March 13, 2015, with respect to the consolidated and combined balance sheets of Black Knight Financial Services, LLC and subsidiaries as of December 31, 2014 and 2013, and the related consolidated and combined statements of operations and comprehensive loss, members’ equity, and cash flows for the year ended December 31, 2014 and for the period from October 16, 2013 (date of inception) through December 31, 2013, and our report dated March 27, 2015, with respect to the consolidated balance sheets of Lender Processing Services, Inc. and subsidiaries as of January 1, 2014 and December 31, 2013, and the related consolidated statements of earnings (loss), comprehensive earnings (loss), stockholders’ equity, and cash flows for the day ended January 1, 2014 and for each of the years in the two-year period ended December 31, 2013, each incorporated herein by reference.

/s/ KPMG LLP

July 21, 2015
Jacksonville, Florida
Certified Public Accountants